Exhibit 99.1

Synchronoss Technologies Reports Fourth Quarter and Full Year 2021 Results

Strong Finish to the Year Highlighted by Quarterly Revenue Growth, Multi-Year Highs in Quarterly Gross Profit, Operating Income and Adjusted EBITDA

Long-Term, Profitable Growth Plan Supported by 15% Increase in Q4 Cloud Revenue, Optimized Cost Structures in Digital and Messaging

Company Introduces 2022 Financial Guidance

BRIDGEWATER, NJ - March 8, 2022 - Synchronoss Technologies Inc. (“Synchronoss” or the “Company”) (NASDAQ: SNCR), a global leader and innovator in cloud, messaging, and digital products and platforms, today reported financial results for its fourth quarter and full year ended December 31, 2021.

Fourth Quarter and Recent Operational Highlights:

•Entered into a definitive agreement for the sale of the Company’s Digital Experience Platform (“DXP”) and Activation Solutions (“Activation”) to iQmetrix, a leading provider of telecom retail management software. The transaction value is approximately $14 million, with approximately $11 million to be paid up-front, and is expected to close in the second quarter of 2022.
•Announced 18% year-over-year Cloud subscriber growth, an improvement from a 15% increase in the prior year period. The accelerating growth has been driven by continued adoption of the Company’s Cloud product with existing customers, including Verizon and AT&T.
•Awarded contract by Telkomsel, Indonesia’s largest mobile operator, to provide Synchronoss’ Personal Cloud solution. Branded “Floudrive” and managed by Telkomsigma, the white-label offering will be made available to Telkomsel’s 170 million subscribers as a premium feature in 2022.
•Launched Synchronoss Content Transfer with UScellular, the fourth-largest full-service wireless carrier in the United States. The Synchronoss Content Transfer solution gives UScellular store associates the ability to easily and quickly move content from a customer’s old mobile device to a new one at no cost to the customer.
•Signed multiple Japanese operators to additional Advanced Messaging licenses. The new licenses reflect the continued adoption of Synchronoss Advanced Messaging products in Japan, where over 25 million subscribers have adopted the Plus Messaging App.

Management Commentary
“In 2021, we continued to deliver on our promise to grow our high-performing, recurring revenue Cloud business. The success we achieved during the period was highlighted by the signing of four new clients as well as the ongoing, rapid expansion of subscribers within our current client base,” said Jeff Miller, President and CEO of Synchronoss. “Our overall performance in the fourth quarter was further proof that our efforts to streamline the business are translating to demonstrable improvements in growth and profitability. We produced strong quarterly revenue growth and generated multi-year records in gross profit, operating income and adjusted EBITDA.

“Looking ahead, we expect our Cloud business to continue to be the driver of growth on our path to adjusted positive cash flow in 2022. The launch and proliferation of 5G networks is increasing our addressable market and creating new use cases and opportunities for providers to enhance their services such as Verizon’s unlimited cloud offering being integrated into its 5G Home Plus service, which will be accessible in more than 20 million homes. Our predictable path of sustained Cloud revenue growth within our existing base will be enhanced further with our anticipated launches and pipeline of potential customers.”

Key Performance Indicators ("KPIs"):
•Strong Cloud subscriber growth of 18% contributed to a 15% year-over-year increase in fourth quarter Cloud revenue.
•Quarterly recurring revenue increased 1.9% to $59.1 million (80.0% of total revenue) from $58.0 million (83.1% of total revenue) in the third quarter of 2021.
•Annual recurring revenue increased 3.5% to $235.8 million (84.0% of total revenue) from $227.9 million (78.1% of total revenue) in 2020.
•Revenue breakdown by product is included below:

	Q4 2021 vs Q4 2020			2021 vs 2020
(in thousands)	Q4 2021 Revenue	% Increase/ (Decrease)	% of Total Revenue	FY 2021 Revenue	% Increase/ (Decrease)	% of Total Revenue
Cloud	$45,071	15.0%	61.0%	$165,982	2.3%	59.1%
Digital	14,983	(4.5)%	20.3%	54,456	(2.9)%	19.4%
Messaging	13,777	(4.9)%	18.7%	60,177	(18.0)%	21.4%
	$73,831		100.0%	$280,615		100.0%

Fourth Quarter 2021 Financial Results:

•Total revenue increased 6.4% to $73.8 million from $69.4 million in the prior year period. The increase in revenue was primarily attributable to increased subscriber growth and a non-recurring license sale of $2.2 million in the Cloud business during the fourth quarter. Additional license sales in Messaging, as well as strong professional services revenue in all three businesses, also contributed to the increase in fourth quarter revenue.
•Gross profit increased 16.7% to $47.8 million (64.8% of total revenue) from $41.0 million (59.0% of total revenue) in the prior year period. The increase in gross profit and gross margin was primarily attributable to higher revenue from increased subscriber growth and a non-recurring license sale in the Cloud business during the fourth quarter, as well as cost savings initiatives implemented throughout the year.
•Income (loss) from operations was $4.6 million compared to a loss of $(2.4) million in 2020. The improvement in operating income was mainly a result of cost savings initiatives which more than offset an SG&A benefit from a one-time stock compensation item recorded in Q4 2020.
•Net loss improved to $(2.1) million, or $(0.02) per share, compared to net loss of $(10.9) million, or $(0.26) per share, in the prior year period. The improvement in net loss was primarily attributable to a reduction in preferred stock dividends resulting from the Company’s June 2021 recapitalization.
•Adjusted EBITDA (a non-GAAP metric reconciled below) increased 186% to $18.3 million from $6.4 million in the prior year period. The increase in adjusted EBITDA was primarily attributable to increased revenue from high margin license sales and cost saving initiatives implemented throughout the year as well as the non-recurring license sale in the Cloud business.
•Cash and cash equivalents were $31.5 million at December 31, 2021, compared to $24.1 million at September 30, 2021. $16 million of senior notes were issued in the quarter.

Full Year 2021 Financial Results:
•Total revenue decreased 3.8% to $280.6 million from $291.7 million in 2020. Increased Cloud subscriber growth was more than offset by a decline in the Advanced Messaging business largely as a result of a non-recurring license sale and professional services revenue recorded during the prior year.
•Gross profit remained consistent at $171.6 million (61.1% of total revenue) compared to $169.9 million (58.2% of total revenue) in 2020. The increases in gross profit and gross margin on lower revenue were primarily attributable to a shift toward a more profitable revenue mix and cost savings initiatives implemented throughout the year.
•Income (loss) from operations was $(19.0) million compared to $(48.1) million in 2020. The improvement was driven by operating expense savings in addition to a reduction in depreciation and amortization expense as a result of utilizing cost-effective third-party data center providers.

•Net loss was $(58.5) million, or $(0.90) per share, compared to net loss of $(48.7) million, or $(1.16) per share, in 2020. The change in net loss was primarily attributable to a larger tax benefit related to the CARES Act received in 2020 as well as favorable non-cash foreign currency translations recorded in the prior year.
•Adjusted EBITDA (a non-GAAP metric reconciled below) increased 77% to $49.4 million from $27.8 million in 2020. The increase in adjusted EBITDA was primarily attributable to cost saving initiatives implemented throughout the year.

Financial Commentary
Company CFO Taylor Greenwald added, “Our fourth quarter was defined by strong improvements in Cloud revenue and overall EBITDA growth, two cornerstones of our long-term business transformation plan. As expected, we saw declines in Digital and Messaging revenues as we continue to optimize our cost structures in these businesses to focus investment in our more profitable Cloud business and improve cash flow. Generating strong free cash flow remains a top priority for us as we work to simplify our capital structure and strengthen our balance sheet. By continuing to build for growth in our Cloud business and further reducing costs within Digital and Messaging, we are confident that our top and bottom-line execution will drive strong improvement in adjusted free cashflow in 2022.”

2022 Financial Outlook
Based on the continued strong performance within the Company’s core Cloud business as well as its improved overall cost structures, Synchronoss currently expects to be cash flow positive, on an adjusted basis, in 2022. Due to several, large and primarily vendor-related annual payments, adjusted cash flow will remain negative in the first quarter and improve throughout the year.

Synchronoss management is projecting Cloud subscriber growth to continue at a double-digit rate in 2022 with Cloud revenue also growing over the next year. Separately, management plans for Messaging and Digital revenues to decline as these businesses are operated for improved profitability rather than revenue growth, and investment is focused into Cloud.

For the fiscal year ending December 31, 2022, the Company expects GAAP revenue to range between $260.0 million and $275.0 million. The comparable 2021 revenue is $264.0 million after adjusting for the sale of the Company’s DXP and Activation assets over the last nine months of 2021. The net contribution to GAAP revenue from non-cash deferred revenue is expected to be approximately $10 million less in 2022 than it was in 2021. Revenue in the first quarter is expected to be at a similar level to 2021 performance.

The Company expects adjusted EBITDA to range between $40.0 million and $50.0 million.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is included below under the heading "Non-GAAP Financial Measures."

Conference Call
Synchronoss will hold a conference call today, March 8, 2022, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results.

Synchronoss management will host the call, followed by a question-and-answer period.

Toll-Free Dial-In: 877-930-7767
International Dial-In: 253-336-7416

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 949-574-3860.

The conference call will be broadcast live and available for replay here as well as on the company’s website at www.synchronoss.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time today through March 15, 2022.

Toll-free replay number: 855-859-2056
International replay number: +1 404-537-3406
Replay ID: 5963868

Non-GAAP Financial Measures
Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP revenues, gross profit, adjusted EBITDA, operating income (loss), net income (loss), effective tax rate, and earnings (loss) per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above add back fair value stock-based compensation expense, acquisition-related costs, which include restructuring and cease-use lease expense, litigation, remediation and refiling costs and amortization of intangibles associated with acquisitions.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. Investors are encouraged to also review the Balance Sheet, Statement of Operations, and Statement of Cash Flow. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

Forward-Looking Statements
This press release includes statements concerning Synchronoss and its future expectations, plans and prospects that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “believes,” “potential” or “continue” or other similar expressions are intended to identify forward-looking statements. Synchronoss has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, risks relating to the Company’s ability to sustain or increase revenue from its larger customers and generate revenue from new customers, the Company’s expectations regarding expenses and revenue, the sufficiency of the Company’s cash resources, the impact of legal proceedings involving the Company, including the investigations by the Securities and Exchange Commission and the Department of Justice described in the Company’s most recent SEC filings, and other risks and factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2021, which are on file with the SEC and available on the SEC’s website at www.sec.gov. The company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

About Synchronoss
Synchronoss Technologies (NASDAQ: SNCR) builds software that empowers companies around the world to connect with their subscribers in trusted and meaningful ways. The company’s collection of products helps streamline networks, simplify onboarding, and engage subscribers to unleash new revenue streams, reduce costs and increase speed to market. Hundreds of millions of subscribers trust Synchronoss products to stay in sync with the people, services, and content they love. That’s why more than 1,500 talented Synchronoss employees worldwide strive each day to reimagine a world in sync. Learn more at www.synchronoss.com.

Media Relations Contact:
Domenick Cilea
Springboard
dcilea@springboardpr.com

Investor Relations Contact: Matt Glover and Tom Colton
Gateway Group, Inc.
SNCR@gatewayir.com

-Financial Tables to Follow-

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$31,504	$33,671
Accounts receivable, net	47,586	47,849
Operating lease right-of-use assets	26,399	34,538
Goodwill	224,577	232,771
Other assets	120,668	133,426
Total assets	$450,734	$482,255

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$73,013	$82,075
Debt, current	—	10,000
Deferred revenues	22,916	45,614
Debt, non-current	133,104	—
Operating lease liabilities, non-current	36,095	44,273
Other liabilities	9,778	6,870
Preferred Stock	72,505	237,641
Redeemable noncontrolling interest	12,500	12,500
Stockholders’ equity	90,823	43,282
Total liabilities and stockholders’ equity	$450,734	$482,255

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020	2019
Net revenues	$73,831	$69,377	$280,615	$291,670	$308,749
Costs and expenses:
Cost of revenues[1]	26,026	28,414	109,050	121,817	150,407
Research and development	14,375	17,274	64,337	77,043	75,568
Selling, general and administrative	17,201	15,043	84,991	89,292	112,771
Restructuring charges	2,114	1,192	5,189	7,955	755
Depreciation and amortization	9,498	9,833	36,065	43,685	77,036
Total costs and expenses	69,214	71,756	299,632	339,792	416,537
Income (loss) from operations	4,617	(2,379)	(19,017)	(48,122)	(107,788)
Interest income	(15)	10	39	1,597	1,258
Interest expense	(3,248)	(75)	(6,420)	(476)	(1,355)
Gain on extinguishment of debt	—	—	—	—	822
Other income (expense)	(1,388)	3,792	(4,877)	9,535	7,389
Equity method investment loss	—	—	—	—	(1,619)
Income (loss) from operations, before taxes	(34)	1,348	(30,275)	(37,466)	(101,293)
Benefit (provision) for income taxes	(169)	(2,040)	7,177	27,108	(2,174)
Net loss from operations	(203)	(692)	(23,098)	(10,358)	(103,467)
Net income (loss) attributable to redeemable noncontrolling interests	(130)	(101)	156	(344)	(1,126)
Preferred stock dividend	(1,781)	(10,099)	(35,509)	(37,981)	(32,134)
Net loss attributable to Synchronoss	$(2,114)	$(10,892)	$(58,451)	$(48,683)	$(136,727)

Earnings (loss) per share:
Basic	$(0.02)	$(0.26)	$(0.90)	$(1.16)	$(3.36)
Diluted	$(0.02)	$(0.26)	$(0.90)	$(1.16)	$(3.36)
Weighted-average common shares outstanding:
Basic	85,720	42,464	64,734	41,950	40,694
Diluted	85,720	42,464	64,734	41,950	40,694
________________________________
1    Cost of revenues excludes depreciation and amortization which are shown separately.

SYNCHRONOSS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Twelve Months Ended December 31,
	2021	2020	2019
Net loss from operations	$(23,098)	$(10,358)	$(103,467)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash items	47,570	55,796	127,464
Changes in operating assets and liabilities:	(19,527)	(46,002)	8,586
Net cash provided by (used in) operating activities	4,945	(564)	32,583

Investing activities:
Purchases of fixed assets	(1,521)	(885)	(8,183)
Purchases of intangible assets and capitalized software	(22,972)	(16,665)	(13,008)
Other investing activities	550	3,211	40,568
Net cash (used in) provided by investing activities	(23,943)	(14,339)	19,377

Net cash provided by (used in) financing activities	16,188	9,991	(121,257)
Effect of exchange rate changes on cash	643	(418)	(1,562)
Net decrease in cash and cash equivalents	(2,167)	(5,330)	(70,859)

Cash and cash equivalents, beginning of period	33,671	39,001	109,860
Cash and cash equivalents, end of period	$31,504	$33,671	$39,001

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Non-GAAP financial measures and reconciliation:
GAAP Revenue	$73,831	$69,377	$280,615	$291,670
Less: Cost of revenues	26,026	28,414	109,050	121,817
Gross Profit	47,805	40,963	171,565	169,853
Add / (Less):
Stock-based compensation expense	304	511	1,593	2,409
Restructuring, transition and cease-use lease expense	65	—	497	372
Adjusted Gross Profit	$48,174	$41,474	$173,655	$172,634
Adjusted Gross Margin	65.2%	59.8%	61.9%	59.2%

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
GAAP Net loss attributable to Synchronoss	$(2,114)	$(10,892)	$(58,451)	$(48,683)
Add / (Less):
Stock-based compensation expense	1,950	(3,410)	9,305	11,137
Restructuring, transition and cease-use lease expense	2,286	1,222	10,242	16,503
Amortization expense	3,042	3,704	12,893	16,199
Litigation, remediation and refiling costs, net	(30)	1,145	12,828	4,645
Non-GAAP Net income (loss) attributable to Synchronoss	$5,134	$(8,231)	$(13,183)	$(199)

Diluted Non-GAAP Net income (loss) per share	$0.06	$(0.19)	$(0.20)	$0.01

Weighted shares outstanding - Dilutive	85,720	42,464	64,734	41,950

SYNCHRONOSS TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	Dec 31, 2021	Sep 30, 2021	Jun 30, 2021	Mar 31, 2021	Dec 31, 2020	Dec 31, 2021	Dec 31, 2020

Net loss attributable to Synchronoss	$(2,114)	$(9,831)	$(23,946)	$(22,560)	$(10,892)	$(58,451)	$(48,683)
Add / (Less):
Stock-based compensation expense	1,950	2,289	2,345	2,721	(3,410)	9,305	11,137
Restructuring, transition and cease-use lease expense	2,286	2,981	2,918	2,057	1,222	10,242	16,503
Litigation, remediation and refiling costs, net	(30)	9,316	3,607	(65)	1,145	12,828	4,645
Depreciation and amortization	9,498	8,215	8,485	9,867	9,834	36,065	43,685
Interest income	15	(24)	(25)	(5)	(9)	(39)	(1,597)
Interest expense	3,248	2,933	144	95	75	6,420	476
Other expense (income), net	1,388	1,669	(1,576)	3,396	(3,793)	4,877	(9,535)
(Benefit) provision for income taxes	169	(6,982)	(201)	(163)	2,039	(7,177)	(27,108)
Net loss (income) attributable to noncontrolling interests	130	—	50	(336)	101	(156)	344
Preferred dividend[1]	1,781	1,722	21,476	10,530	10,099	35,509	37,981
Adjusted EBITDA (non-GAAP)	$18,321	$12,288	$13,277	$5,537	$6,411	$49,423	$27,848
___________________________

1 Includes $10.4 million preferred stock amortization costs accelerated due to Series A Preferred stock redemption in the second quarter of 2021.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

Net Cash (used in) provided by operating activities	$(606)	$(9,225)	$4,945	$(564)
Add / (Less):
Capitalized software	(5,968)	(4,054)	(22,972)	(16,665)
Property and equipment	(135)	(314)	(1,521)	(885)
Free Cashflow	(6,709)	(13,593)	(19,548)	(18,114)
Add: Litigation and remediation costs, net	(2,203)	1,145	1,842	4,645
Add: Restructuring	2,501	2,743	8,704	9,886
Adjusted Free Cashflow	$(6,411)	$(9,705)	$(9,002)	$(3,583)